Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between John F. Remondi, a resident of the Commonwealth of Massachusetts (“Executive”), and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).
     WHEREAS, the Board of Directors of the Company (“Board”) wishes to retain Executive as Vice Chairman and Chief Financial Officer of the Company, and Executive wishes to accept such employment with the Company, in each case, on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
     1. Employment and Term. Executive hereby agrees to be employed as Vice Chairman and Chief Financial Officer of the Company, and the Company hereby agrees to retain Executive as Vice Chairman and Chief Financial Officer. Executive’s employment under this Agreement may be maintained through Sallie Mae, Inc. (“Sallie Mae”) or another wholly owned subsidiary of the Company used to employ the Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of employment with Sallie Mae or such other subsidiary. The term of Executive’s employment as Vice Chairman and Chief Financial Officer under this Agreement shall be the period commencing on January 8, 2008 (the “Commencement Date”) and ending on the earlier of January 8, 2011 and the effective date of any termination pursuant to the provisions of Section 11 (the “Term”).
     2. Duties. During the Term, Executive will have the title of Vice Chairman and Chief Financial Officer of the Company. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board or the Company’s Chief Executive Officer, which duties shall include, but not be limited to, primary management responsibility for accounting and financial reporting, corporate finance, relationships with regulators and rating agencies, investor relations, and financial planning. During the Term, Executive shall report directly to the Company’s Chief Executive Officer. As requested by the Chief Executive Officer, Executive shall assume such additional positions with respect to subsidiaries of the Company as necessary or appropriate in furtherance of his responsibilities.
     3. Other Business Activities. During the Term, Executive agrees to devote such time, attention, skill and efforts to the business and affairs of the Company as may be required by the Chief Executive Officer or the Board and/or necessary to discharge the duties and responsibilities assigned to Executive hereunder. Executive shall serve the Company faithfully and to the best of his ability. In furtherance of the foregoing, and not by way of limitation, for so long as he remains Vice Chairman and Chief Financial Officer of the Company, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for (a) those arising from positions held as of the Commencement Date as a director or otherwise with charitable or business organizations, and (b) with prior notice to the Chief Executive Officer, activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, and (ii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not conflict with or materially interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement.
     4. Base Salary. During the Term, the Company shall pay Executive a salary at the annual rate of $1,000,000 (the “Base Salary”). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated executives as in effect from time to time.
     5. Annual Incentive Compensation. Executive shall participate in the Company’s annual incentive compensation program(s) for executive officers as provided in the SLM Corporation Incentive Plan (or any successor plan) as such may be amended from time to time and (the “Incentive Plan”), subject to the limitations and conditions set forth therein or in any successor plan. During the Term, the maximum bonus opportunity available for Executive under the Incentive Plan shall not be less than three (3) times his Base Salary.
     6. Initial Stock Option Award. As a material inducement for Executive to accept employment with the Company, on the Commencement Date, Executive was granted a stock option award covering two million (2,000,000) shares of the Company’s common stock (the “Initial Stock Option”). A portion of the Initial Stock Option covering one million (1,000,000) shares of the Company’s common stock was granted under the Incentive Plan (the “Initial Plan Grant”). The portion of the Initial Stock Option not represented by the Initial Plan Grant was granted as an “employment inducement award” (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual).
          6.1 Exercise Price; Net Exercise of Option. The Initial Stock Option has a per share exercise price equal to $17.30, which price was the per share closing price of the Company’s common stock on the Commencement Date. The exercise price shall be paid by the Company withholding from the shares of common stock that otherwise would be issuable to the optionholder upon the exercise of the Stock Option (or portion thereof) the whole number of shares (rounded up) having a fair market value (as determined pursuant to the Plan) on the date of exercise sufficient to satisfy the exercise price. If the withheld shares are more than sufficient to satisfy the exercise price the Company shall make such arrangement as it determines appropriate to credit such amount for the optionholder’s benefit.
          6.2 Vesting and Exercisability. The extent to which the Initial Stock Option vests and becomes exercisable shall be determined under this Section 6.2 and Section 8.2. Subject to Executive’s continued employment with the Company as an executive officer through the applicable vesting date, the Initial Stock Option shall become vested and exercisable in its entirety upon the earlier of (a) the Company’s stock price closing at a price for five (5) consecutive trading days that is equal or greater than $20.76 per share, (b) January 8, 2013, and (c) the Executive’s death or Disability (as defined herein); provided, however, that in no event shall the Initial Stock Option become vested and exercisable before January 8, 2009.
     7. Additional Stock Option Award. On the first anniversary of the Commencement Date, so long as Executive is then employed as an executive officer of the Company, Executive shall be granted a stock option award covering one million (1,000,000) shares of the Company’s common stock (the “Additional Stock Option”, and together with the Initial Stock Option, the “Stock Options”).
          7.1 Exercise Price; Net Exercise of Option. The Additional Stock Option shall have a per share exercise price equal to the per share closing price of the Company’s common stock on the first anniversary of the Commencement Date. The exercise price shall be paid by the Company withholding from the shares of common stock that otherwise would be issuable to the optionholder upon the exercise of the Stock Option (or portion thereof) the whole number of shares (rounded up) having a fair market value (as determined pursuant to the Plan) on the date of exercise sufficient to satisfy the exercise price. If the withheld shares are more than sufficient to satisfy the exercise price the Company shall make such arrangement as it determines appropriate to credit such amount for the optionholder’s benefit.
          7.2 Vesting and Exercisability. The extent to which the Additional Stock Option vests and becomes exercisable shall be determined under this Section 7.2 and Section 8.2. Subject to Executive’s continued employment with the Company as an executive officer through the applicable vesting date, the Additional Stock Option shall become vested and exercisable in its entirety upon the earlier of (a) the Company’s stock price closing at a price for five (5) consecutive trading days that is equal or greater than $24.22 per share, (b) January 8, 2014, and (c) the Executive’s death or Disability (as defined herein); provided, however, that in no event shall the Additional Stock Option become vested and exercisable before January 8, 2010.
     8. Additional Terms Applicable to the Stock Options.
          8.1 Expiration. The Stock Options shall be forfeited and shall immediately expire and terminate if not vested on or before the date Executive’s employment with the Company as an executive officer terminates. In addition, to the extent that the Stock Options have not been forfeited or exercised, the Stock Options shall expire on the earlier of (a) the tenth anniversary of the date of their grant, (b) the first anniversary of Executive’s termination of employment on account of death or Disability (as defined herein); (c) the date Executive’s employment is terminated for Cause (as defined herein) or (d) three months following the date Executive’s employment is terminated for any reason other than death, Disability or Cause.
          8.2 Change of Control. Notwithstanding anything to the contrary in Section 6.2, Section 7.2 and Section 8.1, vesting, exercise, and expiration of the Stock Options in the context of an actual or proposed Change of Control shall be governed by the terms of the Change in Control Severance Plan.
          8.3 Anti-Dilution Adjustments. The number of shares subject to the Stock Options, the exercise price of the Stock Options and the stock price vesting criteria set forth in

Sections 6.2 and 7.2 shall be proportionately adjusted by the Compensation Committee if the class of securities which are subject to the Stock Options is (i) exchanged for or converted into cash, property or a different number or kind of shares or securities as a result of a reorganization, merger, consolidation, recapitalization, restructuring or reclassification, or (ii) if the number of securities of the class of securities then subject to the Stock Options are increased or decreased or if cash, property or shares or securities are distributed in respect of such subject securities as a result of a dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like.
          8.4 Tax Withholding. Upon exercise of all or a portion of the Stock Options, (i) Executive shall pay in cash or make other arrangements satisfactory to the Compensation Committee for the satisfaction of any withholding tax obligations that arise by reason of exercise of the Stock Options, in whole or in part, and (ii) the Company shall not be required to issue shares of common stock until such obligations are satisfied.
          8.5 Stockholder Rights; Securities Laws Compliance. Executive shall not be deemed a stockholder of the Company with respect to any of the shares subject to the Stock Options, except to the extent that such shares shall have been transferred to Executive upon exercise of the award. The Company shall not be required to issue or transfer any certificates for shares of common stock upon exercise of the Stock Options until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the common stock may then be listed. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Stock Options and/or any resales by Executive or other subsequent transfers by Executive of any shares of the Company’s common stock issued as a result of the exercise of the Stock Options, including without limitation (a) restrictions under an insider trading policy, (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Stock Options and/or the common stock underlying the Stock Options and (c) restrictions as to the use of a specified brokerage firm or other agent for exercising the Stock Options and/or for such resales or other transfers. The sale of the shares underlying the Stock Options must also comply with other applicable laws and regulations governing the sale of such shares.
          8.6 Other Terms and Conditions. The Stock Options shall be subject to the terms and conditions set forth in this Agreement. To the extent not addressed or provided otherwise in this Agreement, the Initial Plan Grant shall also be subject to the terms and conditions of the Incentive Plan (including the administrative terms) and the portion of the Stock Options not represented by the Initial Plan Grant shall likewise for purposes of administration and interpretation be treated as if granted under and subject to the terms and conditions of the Incentive Plan.
     9. Other Benefits.
          (a) Retirement Plans. During the Term, to the extent permissible under the terms of the applicable plans, Executive shall be entitled to participate in all tax-qualified and non-tax-qualified pension plans maintained or contributed to by the Company or for the benefit of its executives, including without limitation, the Sallie Mae 401(k) Savings Plan and the Sallie

Mae Supplemental 401(k) Savings Plan (collectively, the “the Company 401(k) Plans”), in accordance with the terms of such the Company 401(k) Plans as they may be amended from time to time in the discretion of the Company.
          (b) Medical Insurance. During the Term, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
          (c) Other Benefit Plans. Executive shall be entitled to receive or participate in such further retirement, savings, deferred compensation, matching gift program, life insurance, health or welfare benefit plans offered to the Company’s senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
          (d) Expenses. The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with the Company’s reimbursement policies generally applicable to management personnel. In no event shall any such reimbursement be paid later than the end of the calendar year following the year in which the expense was incurred.
          (e) Temporary Housing, Travel Allowance. For up to a two-year period following the Commencement Date, Executive will be provided with housing in Reston, Virginia and an allowance of up to $200,000, on an after-tax basis, for two years for use of corporate aircraft in commuting between headquarters location and the Executive’s principal residence.
     10. No Other Compensation. Except as set forth in Sections 4-9 above, Executive shall have no right to any other remuneration from the Company in respect of his services as Vice Chairman and Chief Financial Officer of the Company during the Term.
     11. Nondisclosure of Confidential Information.
          (a) Executive and the Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of the Company and its Affiliates, as defined in Section 11(b) (the “Proprietary Information”). Proprietary Information includes, but is not limited to, the following:
•	Business procedures. All information concerning or relating to the way the Company and its Affiliates conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete (such as the Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).
•	Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which the Company or its Affiliates compete pertaining to the Company’s and its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.

•	Business Ventures: All information not generally known to the public or within the industry or trade in which the Company or its Affiliates operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.

•	Software. All information relating to the Company’s and its Affiliates’ software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which the Company or its Affiliates compete and the physical embodiments of such information.

•	Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete regarding litigation and potential litigation matters and the physical embodiments of such information.

•	Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by the Company and its Affiliates with government officials, the views of government officials toward such policies and positions, and the status of any communications that the Company or its Affiliates may have with any government officials.

•	Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its Affiliates compete, (b) gives the Company or its Affiliates a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to the Company or its Affiliates, including the physical embodiments of such information.
          (b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of the Company and its Affiliates. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its Affiliates, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its Affiliates.
     12. Agreement Not to Compete.
          (a) Executive agrees that he shall not compete with the Company or its Affiliates during the Term and for a period of two years thereafter (the “Restricted Period”).
          (b) For the purposes of this Section 12, “compete” shall mean directly or indirectly through one or more intermediaries (i) working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in the Company’s Business (as defined below) in the United States, or any other country where the Company (including any Affiliate) either engages in the Company’s Business at the time of Executive’s termination or where the Company, at the time of Executive’s termination, has developed a business plan or taken affirmative steps to engage in the Company’s Business; (ii) soliciting any employees, customers, or business partners of the Company, inducing any customer or business partner of the Company to breach a contract with the Company or any principal for whom the Company acts as agent to terminate such agency relationship; and/or (iii) making statements about the Company or its management reasonably determined by the Board to be disparaging. For purposes of this provision, the term “the Company’s Business” shall mean any business activity or line of business similar to the type of business conducted by the Company, Sallie Mae, and/or their Affiliates at the time of Executive’s termination of employment or which the Company, Sallie Mae and/or their Affiliates at the time of Executive’s termination of employment or within one year prior thereto have planned to enter into or conduct. Executive expressly agrees that the markets served by the Company, Sallie Mae and their Affiliates extend nationally and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed and that the restrictions set forth in this Section 12 are reasonable and are no greater than are required for the protection of the Company, Sallie Mae, and its Affiliates. For purposes of this Agreement, the term “Affiliate” shall be deemed to refer to the Company, and any entity (whether or not existing on the date hereof) controlling, controlled by or under common control with the Company.
          (c) In the event the Board reasonably determines that Executive has violated any provision of this Section 12, without limitation of the Company’s other rights and remedies as specified in Section 24, Executive shall (i) forfeit the Stock Options granted under this Agreement, regardless of whether then vested, unvested, exercisable or unexercisable, and (ii) repay to the Company any gross profits realized from the exercise of the Stock Options since the earlier of one year prior to the date of such violation and the termination of Executive’s employment with the Company (whichever date occurred the longest period of time before the date of any such option exercise).
     13. Termination of Employment. Executive shall be employed by the Company under this Agreement on an at-will basis meaning that Executive’s employment by the Company may be terminated by Executive or the Company at any time during the Term, with or without cause, and with or without notice. Upon termination of his employment with the Company,

Executive shall be entitled to exercise the Stock Options to the extent set forth in this Agreement, vested or exercisabilty under the terms and conditions of such awards as may be granted to the Executive, and to such compensation and benefits as described in this Section 13.
               13.1 Disability and Death.
          (a) Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan available generally to all employees (any such situation, “Disability”), the Company may terminate Executive’s employment hereunder. The determination of whether the Executive has a Disability under this Agreement shall be made by the Compensation Committee, which shall consider the information presented by Executive’s personal physician and by any other advisors, including any other physician, which the Compensation Committee determines appropriate. The determination of the Compensation Committee shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, the Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 13.1(c).
          (b) Death. If Executive dies during the Term, the Company shall pay to Executive’s executors, legal representatives or administrators the payments set forth in Section 13.1(c). Except as specifically set forth in this Section 13.1 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive’s death, except that Executive’s executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s) and to exercise any rights afforded them under any benefit plan then in effect.
          (c) Payment Upon Disability or Death. Upon termination of the employment of Executive due to death or Disability during the Term, the Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Target Annual Incentive Compensation (as defined in Section 13.2(c)) pro-rated for the year through the date of termination.
               13.2 Termination By Company Without Cause.
          (a) Termination By Company Without Cause. The Chief Executive Officer or the Board of Directors may terminate Executive’s employment hereunder at any time for any reason other than Cause upon written notice to Executive (“Termination Without Cause”).

          (b) In the event of a Termination Without Cause, the Company shall pay to Executive within forty-five (45) days after termination (i) an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a severance payment equal to a portion of the Target Annual Incentive Compensation pro-rated for the year through the date of termination and (ii) the Multiplier times the Compensation Amount (as such terms are defined in Section 13.2(c)); provided, however, that (1) if the Termination Without Cause occurs before January 8, 2009, the amount payable under clause (ii) of this Section 13.2(b) shall be no less than $1,500,000, and (2) for purposes of this Section 13.2(b), in no event shall the Multiplier exceed three (3). Further, upon and following Executive’s Termination Without Cause, Executive and Executive’s eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a number of months equal to the Multiplier times twelve (12).
          (c) The Multiplier is defined as the number obtained by dividing by two the number of full years following the Commencement Date that Executive remains continuously employed by the Company. The Target Annual Incentive Compensation shall be a cash payment equal to the value of the Executive’s target bonus under the Incentive Plan which shall be no less than $1.5 million. The Compensation Amount is defined as the sum of (i) the average annual Base Salary paid to Executive during the Term and (ii) the average annual incentive compensation earned by Executive under Section 5 of this Agreement during the Term.
               13.3 Termination By Executive For Good Reason.
          (a) Termination By Executive For Good Reason. Executive may terminate his employment hereunder at any time For Good Reason. For purposes of this Agreement, a “Termination For Good Reason” shall mean, Executive’s resignation from employment within sixty (60) days after the occurrence of one of the following events without Executive’s express written consent, provided, however, that Executive must provide written notice to the Company within thirty (30) days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure: (i) a material reduction in the position or responsibilities of Executive, provided that a Change in Control (including the fact that the Company’s stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) shall not of itself be deemed a material reduction in the position or responsibilities of Executive; (ii) a material reduction in Executive’s Base Salary or a material reduction in Executive’s compensation arrangements or benefits (provided that variability in the value of stock-based compensation or in the compensation provided under the Incentive Plan shall not be deemed to cause a material reduction in compensation); (iii) a material breach by the Company of any material provision of this Agreement; or (iv) a relocation of the Company’s executive offices to a distance of more than seventy-five (75) miles from its location as of the date of this Agreement, unless such relocation results in the Company’s executive offices being closer to Executive’s then primary residence or does not substantially increase the average commuting time of Executive.
          (b) In the event of a Termination By Executive For Good Reason, the Company shall pay to Executive within forty-five (45) days after termination (i) an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a portion of the Target Annual Incentive Compensation pro-rated for the year through the date of termination and

(ii) the Multiplier times the Compensation Amount (as such terms are defined in Section 13.2(c)). Further, upon and following Termination By Executive For Good Reason, Executive and Executive’s eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a number of months equal to the Multiplier times twelve (12).
               13.4 Termination by Executive for Promotional Reasons. If after January 8, 2009, and each anniversary date during the term of this agreement, the Board of Directors selects a chief executive officer other than the Executive, Executive may terminate his employment hereunder and in just an event, Executive shall receive the termination payments described in Section 13.3 (b) above; provided however that in no event shall the Multiplier exceed one (1).
               13.4 Termination For Cause; Termination By Executive Without Good Reason.
          (a) Termination for Cause. The Chief Executive Officer or the Board of Directors may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall mean a determination by the Chief Executive Officer or the Board that there has been a willful and continuing failure of Executive to perform substantially his obligations under this Agreement (other than as a result of Executive’s death or Disability) and, if in the judgment of the Chief Executive Officer or the Board such willful and continuing failure may be cured by Executive, that such failure has not been cured by Executive within thirty (30) days after written notice of such was given to Executive by the Chief Executive Officer or the Board, or that Executive has committed an act of Misconduct. For purposes of this Agreement, “Misconduct” shall mean: (i) embezzlement, fraud, commission of a felony, breach of fiduciary duty or deliberate disregard of material the Company rules; (ii) personal dishonesty of Executive materially injurious to the Company; (iii) an unauthorized disclosure of any Proprietary Information; or (iv) competing with the Company while employed by the Company or during the Term, in contravention of Section 12.
          (b) Termination By Executive Without Good Reason. Executive may terminate his employment hereunder at any time other than by reason of a Termination For Good Reason (a termination “Without Good Reason”).
          (c) In the event that Executive employment with the Company terminates as a result of a termination by the Company for Cause or by Executive Without Good Reason, Executive shall receive all accrued but unpaid Base Salary, and benefits as of the effective date of termination. In the event Executive’s employment with the Company is terminated by Company for Cause, Executive shall forfeit and not be entitled to exercise any Stock Option granted to Executive pursuant to this Agreement.

               13.5 Board of Directors Service. If at the time of any termination of employment Executive serves on the Board of Directors, as a condition to the payment of any termination benefits under this Agreement Executive shall offer to tender his resignation from the Board of Directors upon expiration of the Term, or upon any earlier termination of his employment, which resignation may or may not be accepted.
     14. Other Agreements. Executive represents and warrants to the Company that:
          (a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.
          (b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and the Company set forth in Section 13 hereof.
     15. Survival of Provisions. The provisions of this Agreement, including without limitation those set forth in Sections 9, 11, 12, 14, 15, 16, 17, 24 and 25 hereof, shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.
     16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of the Company under this Agreement. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change of Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. At any time during the Term, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its Affiliates instead of or in addition to Sallie Mae or the Company, and in such case all references herein to the “Company” shall be deemed to include any such entity, provided that such action shall not relieve the Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement. The Board may assign any or all of its responsibilities hereunder to any committee of the Board, in which case references to Board shall be deemed to refer to such committee.

     17. Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 17, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:
(a)	If to Executive:
John F. Remondi
(b)	If to the Company:
SLM Corporation
Sallie Mae, Inc.
12061 Bluemont Way
Reston, VA 20190
Attention: General Counsel
Fax No. (703) 984-7695
Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any Change of such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.
     18. Entire Agreement. This Agreement, the terms and conditions of the Incentive Plan as referenced in this Agreement, and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by the Company.
     19. Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by all parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
     20. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia.
     21. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     22. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     23. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
     24. Specific Enforcement; Extension of Period. Executive acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Sections 11 or 12 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by the Company to enforce Sections 11 or 12 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the provisions of Sections 11 and 12 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Company. In the event that the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.
     25. Arbitration. Any dispute or claim, other than those referred to in Section 24, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys’ fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys’ fees, if the arbitrators determine that such party acted in bad faith.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM Corporation

By:	/s/ Michael E. Sheehan	/s/ John F. Remondi

	Title: SVP & General Counsel	John F. Remondi

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